                                            Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-92855



                            UP TO 1,786,099 SHARES OF

                              NEOTHERAPEUTICS, INC.

                                  COMMON STOCK


         This prospectus relates to the sale of up to 1,786,099 shares of our common stock by Montrose Investments Ltd. and Strong River Investments, Ltd.



         Our common stock is traded on the Nasdaq National Market under the symbol "NEOT." On February 15, 2000, the closing price of our common stock was $12 15/16.





         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                                   -----------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.


                                   -----------


               The date of this prospectus is February 15, 2000.

                                TABLE OF CONTENTS


                                                                           Page
                                                                           ----
About NeoTherapeutics........................................................2
Risk Factors.................................................................3
Forward-Looking Statements...................................................6
Issuance of Common Stock to Selling Stockholders.............................7
Use of Proceeds..............................................................8
Selling Stockholders.........................................................9
Plan of Distribution........................................................10
Legal Matters...............................................................11
Experts.....................................................................11
Limitation of Liability and Disclosure of Commission Position on
   Indemnification For Securities Act Liabilities...........................12
Where You Can Find More Information.........................................12




                              ABOUT NEOTHERAPEUTICS



         We are a development-stage biopharmaceutical company engaged in the discovery and development of novel therapeutic drugs intended to treat neurological diseases and conditions, such as memory deficits associated with Alzheimer's disease and dementia, spinal cord injury, stroke, Parkinson's disease, migraine, depression and obesity. We develop compounds, including our initial proposed product Neotrofin(TM) (AIT-082, leteprinim potassium), utilizing our patented technology. This technology uses small synthetic molecules to create non-toxic compounds, for administration orally or by injection. These compounds are capable of passing through the blood-brain barrier, a natural barrier which protects the brain from toxins in the blood, to act rapidly upon specific target cells in specific locations in the central nervous system, including the brain. In animal and laboratory tests, our Neotrofin(TM) compound appears to increase the levels of specific neurotrophic factors, a type of large protein, in selected areas of the brain and in the spinal cord. These neurotrophic factors regulate nerve cell growth and function. We attempt to develop our technology to capitalize on the beneficial effects of these proteins, which the scientific community widely acknowledges are closely involved in the early formation and maturation of the central nervous system. We believe that Neotrofin(TM) could have therapeutic and regenerative effects.



         We were incorporated in Colorado in December 1987 and reincorporated in Delaware in June 1997. Our executive offices are located at 157 Technology Drive, Irvine, California 92618. Our telephone number is (949) 788-6700. Our web site address is www.neotherapeutics.com.

                                  RISK FACTORS


         Your investment in our common stock involves a high degree of risk. You should consider the risks described below and the other information contained in this prospectus carefully before deciding to invest in our common stock.




OUR LOSSES WILL CONTINUE TO INCREASE AS WE EXPAND OUR DEVELOPMENT EFFORTS, AND OUR EFFORTS MAY NEVER RESULT IN PROFITABILITY.



         Our cumulative losses during the period from our inception in 1987 through September 30, 1999, were approximately $37.6 million, almost all of which consisted of research and development and general and administrative expenses. We lost approximately $6.2 million in 1997, $11.6 million in 1998, and $13.8 million in the nine months ending September 30, 1999. We expect our losses to increase in the future as we expand our clinical trials and increase our research and development activities. We currently do not sell any products and we may never achieve significant revenues or become profitable. Even if we eventually generate revenues from sales, we nevertheless expect to incur significant operating losses over the next several years.



OUR POTENTIAL DRUG PRODUCTS ARE IN AN EARLY STAGE OF CLINICAL AND PRECLINICAL DEVELOPMENT AND MAY NOT PROVE SAFE OR EFFECTIVE ENOUGH TO OBTAIN REGULATORY APPROVAL TO SELL ANY OF THEM.


         We currently are testing our first potential drug product in human clinical trials. Our other proposed products are in preclinical development. We cannot be certain that our proposed products will prove to be safe or effective in treating disorders of the central nervous system or any other diseases. All of our potential drugs will require additional research and development, testing and regulatory clearances before we can sell them. We do not expect to have any products commercially available for at least two years.




         We expect that we will need a minimum of $80 million to complete development and clinical trials of Neotrofin(TM), our lead drug candidate, before we will be able to submit it to the Food and Drug Administration for approval for commercial sale. Our capital requirements will depend on many factors, including:


         -  the progress of preclinical and clinical testing;

         -  the time and cost involved in obtaining regulatory approvals;



         -  competing technological and market developments; and

         - our ability to establish collaborative and other arrangements with third parties, such as licensing and manufacturing agreements.



         We expect to seek additional funding through public or private financings or collaborative or other arrangements with third parties. We may not obtain additional funds on acceptable terms, if at all. If adequate funds are not available, we will have to delay or eliminate one or more of our development programs.



COMPETITION FOR ALZHEIMER'S PATIENTS IN CONDUCTING CLINICAL TRIALS MAY DELAY COMPLETION OF CLINICAL TESTING OF OUR DRUG CANDIDATES AND STRAIN OUR LIMITED FINANCIAL RESOURCES.

     Many pharmaceutical companies are conducting clinical trials in patients with Alzheimer's disease. As a result, we must compete with them for clinical sites, physicians and the limited number of patients with Alzheimer's disease who fulfill the stringent requirements for participation in clinical trials. This competition may increase the costs of our clinical trials and delay the introduction of our potential products.



THE LOSS OF KEY RESEARCHERS OR MANAGERS COULD HINDER OUR DRUG DEVELOPMENT PROCESS SIGNIFICANTLY AND MIGHT CAUSE OUR BUSINESS TO FAIL.



         Our success depends upon the contributions of our key management and scientific personnel, especially Dr. Alvin Glasky, our Chief Executive Officer and Chief Scientific Officer. Our loss of the services Dr. Glasky or of any other key personnel could delay or preclude us from achieving our business objectives. Although we currently have key-man life insurance on Dr. Alvin Glasky, in the face amount of $2 million, the loss of Dr. Glasky's services would damage our research and development efforts substantially.



WE MAY NOT HAVE THE RESOURCES TO PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS ADEQUATELY.


         We actively pursue patent protection for our proprietary products and technologies. We hold three U.S. patents and currently have five U.S. patent applications pending. In addition, we have numerous foreign patents issued and patent applications pending corresponding to our U.S. patents. However, our patents may not protect us against our competitors. We may have to file suit to protect our patents or to defend our use of our patents against infringement claims brought by others. Because we have limited cash resources, we may not be able to afford to pursue or defend against litigation in order to protect our patent rights.



WE ARE A SMALL COMPANY RELATIVE TO OUR PRINCIPAL COMPETITORS AND OUR LIMITED FINANCIAL AND RESEARCH RESOURCES MAY LIMIT OUR ABILITY TO DEVELOP AND MARKET NEW PRODUCTS.



         Many companies, both public and private, including well-known pharmaceutical companies, are developing products to treat Alzheimer's disease. Most of these companies have substantially greater financial, research and development, manufacturing and marketing experience and resources than we do. As a result, our competitors may develop a drug to treat Alzheimer's disease sooner, and that is more effective or less costly than any drug we may develop.


THE SELLING STOCKHOLDERS COULD ENGAGE IN SHORT SELLING TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THEIR ADJUSTABLE WARRANTS. IF THIS OCCURS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE.


         Montrose Investments Ltd. and Strong River Investments, Inc. each owns an adjustable warrant that will vest on March 18, 2000 and May 17, 2000. The number of shares that will be issuable at each vesting date will be determined according to a formula in which the number of shares issuable will be greater the lower the price of our common stock. Since the exercise price of the adjustable warrants is only $.001 per share, the selling stockholders have an incentive to sell short our common stock prior to each vesting date in order to cause the market price of our common stock to decline and a greater number of shares to vest under the adjustable warrants. The selling stockholders could then exercise their adjustable warrants and use the shares of common stock received upon exercise to cover their short positions. The selling stockholders could thereby profit by the decline in the market price of the common stock caused by their short selling.



THE TERMS OF OUR ADJUSTABLE WARRANTS MUST COMPLY WITH THE LISTING REQUIREMENTS OF THE NASDAQ NATIONAL MARKET OR OUR COMMON STOCK AND LIQUIDITY WOULD DECLINE.



         To remain listed for trading on the Nasdaq National Market, we must abide by Nasdaq's rules regarding the issuance of "future priced securities." These rules apply to our adjustable warrants because additional shares of our common stock are issuable upon exercise based on a future price of our common stock.


         Nasdaq rules regarding future priced securities prohibit an issuer of listed securities from issuing 20% or more of its outstanding capital stock at less than the greater of book value or then current market value without obtaining prior stockholder consent. The number of shares issuable upon exercise of the adjustable warrants could exceed 20% of the number of our outstanding shares if the price of our common stock is substantially lower than $13.25 per share as of March 18, 2000 and May 17, 2000, the vesting dates of the adjustable warrants. Although we did not obtain stockholder consent prior to issuing the adjustable warrants, we believe that Nasdaq will not delist our shares if we obtain shareholder approval before the adjustable warrants are actually exercised for a number of shares exceeding 20% of our outstanding shares. This is because the adjustable warrants contain provisions that (1) prohibit us from issuing a number of shares upon exercise that would exceed 19.999% of our outstanding shares, and (2) prevent the shares issued from being voted to approve the adjustable warrants. However, if Nasdaq disagrees with our interpretation of its rules, Nasdaq could delist our common stock from the Nasdaq National Market.



         If Nasdaq delists our common stock, we likely would seek to list our common stock on the Nasdaq SmallCap Market or for quotation on a regional stock exchange. However, if we are unable to obtain listing or quotation on such market or exchange, trading of our common stock would occur in the over-the-counter market on an electronic bulletin board for unlisted securities or in what are commonly known as the "pink sheets." As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, our common stock.


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




THERE ARE A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK ELIGIBLE FOR FUTURE SALE IN THE PUBLIC MARKET. THE SALE OF THESE SHARES COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO FALL.


         There are 8,967,331 shares of our common stock outstanding as of February 3, 2000. In addition, security holders held options and warrants as of February 3, 2000 which, if exercised, would obligate us to issue up to an additional 4,792,127 shares of common stock. A substantial number of those shares, when we issued them upon exercise, will be available for immediate resale in the public market. In addition, we have the ability to sell up to approximately 725,000 additional shares of our common stock to a private investor that will be eligible for immediate resale in the public market. In addition, if a substantial number of shares are issued upon exercise of the adjustable warrants, our existing stockholders will suffer dilution because the exercise price of the adjustable warrants is only $.001 per share. Furthermore, shares issued upon exercise of the adjustable warrants will be eligible for immediate resale in the public market. The market price of our common stock could fall as a result of such resales.



OUR DIRECTORS AND EXECUTIVE OFFICERS OWN A SUBSTANTIAL PERCENTAGE OF OUR COMMON STOCK. THEIR OWNERSHIP COULD ALLOW THEM TO EXERCISE SIGNIFICANT CONTROL OVER CORPORATE DECISIONS AND TO IMPLEMENT CORPORATE ACTS THAT ARE NOT IN THE BEST INTERESTS OF OUR STOCKHOLDERS AS A GROUP.



         Our directors and executive officers beneficially own approximately 19.0% of our outstanding common stock as of February 3, 2000. In addition, Montrose Investments Ltd. and Strong River Investments, Inc. beneficially own 1,185,364 shares, or approximately 12.9%, of our outstanding common stock as of February 3, 2000. Montrose and Strong River have agreed that they will vote any and all shares of our common stock that they own as recommended by our board of directors in any meeting of our stockholders. Therefore, our directors and executive officers, if they acted together, could exert substantial control over matters requiring approval by our stockholders. These matters would include the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership and voting control may discourage or prevent someone from acquiring our business.


                           FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. The risks and uncertainties include those noted in "Risk Factors" above and in the documents incorporated by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

              ISSUANCE OF COMMON STOCK TO THE SELLING STOCKHOLDERS


         On November 19, 1999 we entered into a securities purchase agreement with Montrose Investments Ltd., a Cayman Islands corporation, and Strong River Investments, Inc., a British Virgin Islands corporation. Under that agreement, we issued and sold the following securities for total cash consideration of $10.0 million:

         -  a total of 845,594 shares of our common stock;


         - closing warrants to purchase 126,839 shares of common stock at an exercise price of $14.24 per share; and



         - adjustable warrants to purchase a number of shares of common stock to be determined at two vesting dates, March 18, 2000 and May 17, 2000, at an exercise price of $0.001 per share.

         The number of shares of common stock issuable at each vesting date under the adjustable warrants, if any, will be determined by a formula in the adjustable warrant and is based on the 10 lowest closing bid prices of our common stock during the 30 consecutive trading days preceding each vesting date. A greater number of shares of common stock are issuable the lower the price of our common stock. However, if the average of the 10 lowest closing bid prices of our common stock during the 30 consecutive trading days preceding a vesting date exceeds approximately $13.25 per share, then no shares are issuable pursuant to the adjustable warrants for that vesting date. In addition, if at any time each of (a) the average of the closing bid prices of our common stock for 30 consecutive trading days exceeds $17.74 and (b) the closing bid price of our common stock exceeded $17.74 for at least 10 of those 30 days, then no shares will vest pursuant to the adjustable warrants for any subsequent vesting date. We also have the option at the time of the first vesting date to redeem up to one half of the shares of common stock sold to the selling stockholders on November 19, 1999, and thereby cancel the second vesting. The adjustable warrants expire if not exercised by August 15, 2000.


         A holder of the warrants cannot exercise the warrants if the exercise would cause the holder, together with any affiliate of the holder, to have beneficial ownership of more than 9.999% of our outstanding shares of common stock. This restriction in the warrants can be waived by the holder of the warrant if the holder gives us at least 61 days notice.


         Pursuant to a registration rights agreement with Montrose Investments Ltd. and Strong River Investments, Inc., we filed a registration statement, of which this prospectus forms a part, in order to permit the selling stockholders to resell to the public the shares of common stock that they purchased pursuant to the securities purchase agreement and that they acquire upon any exercise of the warrants. The number of shares that we have registered is based upon the actual number of shares sold to the selling stockholders pursuant to the securities purchase agreement, the number of shares issuable upon any exercise of the closing warrants, and an estimate of the number of shares issuable upon exercise of the adjustable warrants. The estimate of the number of shares issuable upon exercise of the adjustable warrants is based on a formula included in the adjustable warrant and assumes that the adjustment price specified in the formula was $6.75, or 50% of the closing bid price of our common stock on November 18, 1999, the trading day immediately preceding the closing date of the securities purchase agreement, in order to cover potential downward movements in the market price of our common stock.

         Montrose Investments Ltd. and Strong River Investments, Inc. have agreed that they will vote any and all shares of our common stock that they own as recommended by our board of directors in any meeting of our stockholders.


                                 USE OF PROCEEDS

         The proceeds from the sale of the common stock will belong to the selling stockholders. We will not receive any proceeds from such sales.

                              SELLING STOCKHOLDERS

         The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholders as of February 3, 2000. The number of shares of common stock listed as beneficially owned by each selling stockholder and potentially offered by this prospectus represents the number of shares of common stock owned as of February 3, 2000, the number of shares issuable upon exercise of the closing warrants, and a number of shares issuable upon exercise of the adjustable warrants, based on certain assumptions as to the price of our common stock. The actual number of shares issuable upon exercise of the adjustable warrants will be determined at each of two vesting dates, March 18, 2000 and May 17, 2000.



         A holder of the warrants cannot exercise the warrants if the exercise would cause the holder, together with any affiliate of the holder, to have beneficial ownership of more than 9.999% of our outstanding shares of common stock. This restriction in the warrants can be waived by the holder of the warrant if the holder gives us at least 61 days notice.

         The selling stockholders may sell up to 1,786,099 shares of our common stock pursuant to this prospectus. That number of shares includes an estimate of the number of shares issuable upon exercise of the adjustable warrants based on a formula included in the adjustable warrant, and assumes that the adjustment price specified in the formula was $6.75, or 50% of the closing bid price of our common stock on November 18, 1999, the trading day immediately preceding the closing date of the securities purchase agreement, in order to cover potential downward movements in the market price of our common stock. The number of shares offered by this prospectus is not a prediction as to the future market price of our common stock or as to the number of shares which may vest pursuant to the adjustable warrants. HBK Management L.L.C., of which Mr. Harlan B. Korenvaes is managing director, has voting and investment power over the securities beneficially owned by Montrose Investments Ltd. Enright Holding Corp., of which Mr. Avi Vigder is managing director, has voting and investment power over the securities beneficially owned by Strong River Investments, Inc.

                                                                                      Shares
                                                                                  of Common Stock
                                      Number of Shares                          Beneficially Owned
                                       of Common Stock    Number of Shares   Following the Offering(5)
                                     Beneficially Owned   of Common Stock    -------------------------
Name                                   Before Offering     Offered Hereby      Number       % of Class
---------------------------------    ------------------   ----------------   ---------     ------------
Montrose Investments Ltd.                681,348(1)           893,050(2)      195,131          2.18

Strong River Investments, Inc.           504,016(3)           893,049(4)       17,800          *

---------------
 *   Less than 1%.

(1) Includes 569,178 shares held by Montrose Investments Ltd. as of February 3, 2000 and 112,170 shares subject to currently exercisable warrants.

(2) Includes 422,797 shares held by Montrose Investments Ltd. as of February 3, 2000, 63,420 shares subject to a currently exercisable warrant, and 406,833 shares potentially issuable upon exercise of the adjustable warrants.

(3) Includes 440,597 shares held by Strong River Investments, Inc. as of February 3, 2000 and 63,419 shares subject to a currently exercisable warrant.

(4) Includes 422,797 shares held by Strong River Investments, Inc. as of February 3, 2000, 63,419 shares subject to a currently exercisable warrant, and 406,833 shares potentially issuable upon exercise of the adjustable warrants.

(5) Assumes the sale by the selling stockholders of all of the shares of common stock available for resale under this Prospectus.


                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of common stock offered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         - an exchange distribution in accordance with the rules of the applicable exchange;

         -  privately negotiated transactions;

         -  short sales;

         - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         -  a combination of any such methods of sale; and

         -  any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.



         We have agreed to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         Upon notification to us by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the following:

         - the name of each such selling stockholder and of the participating broker-dealer(s);

         -  the number of shares involved;

         -  the price at which such shares were sold;

         - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         -  other facts material to the transaction.

         In addition, we will file a supplement to this prospectus when a selling stockholder notifies us that a donee or pledgee intends to sell more than 500 shares of our common stock.

         We have advised the selling stockholders that the anti-manipulation provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales of our shares offered by this prospectus.

                                  LEGAL MATTERS

         Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California, will pass on the validity of the issuance of the shares of common stock offered by this prospectus.

                                     EXPERTS

         The consolidated financial statements of the Company incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report which states that the Company is in the development stage, as described in Note 1 to the consolidated financial statements.


                     LIMITATION ON LIABILITY AND DISCLOSURE
                    OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Our bylaws provide for indemnification of our directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the Company's Certificate of Incorporation, as amended, bylaws and the Delaware General Corporation Law, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares.

         Our annual report on Form 10-K for the fiscal year ended December 31, 1998;

         Our definitive proxy statement filed pursuant to Section 14 of the Exchange Act in connection with our 1999 Annual Meeting of Stockholders;

         Our current reports on Form 8-K filed January 28, 1999, February 9, 1999 and December 7, 1999;

         Our quarterly report on Form 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999; and

         The description of our common stock contained in the Registration of Securities of Certain Successor Issuers filed pursuant to Section 12(g) of the Exchange Act on Form 8-B on June 27, 1997, including any amendment or reports filed for the purpose of updating such description.

         You can request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                              NeoTherapeutics, Inc.
                            Attn: Investor Relations
                              157 Technology Drive
                            Irvine, California 92618
                                 (949) 788-6700

         You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

         This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-92855). That registration statement and the exhibits filed along with the registration statement contain more information about the shares sold by the selling stockholders. Because information about contracts referred to in this prospectus is not always complete, you should read the full contracts which are filed as exhibits to the registration statement. You may read and copy the full registration statement and its exhibits at the SEC's public reference rooms or their web site.


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

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                        1,786,099 SHARES OF COMMON STOCK





                              NEOTHERAPEUTICS, INC.













                                   PROSPECTUS




                               February 15, 2000


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